Exhibit 99

For Immediate Release
Wednesday, February 18, 2004

NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2003 RESULTS

     Mayfield Heights, Ohio, February 18, 2004 — NACCO Industries, Inc. (NYSE:NC) today announced net income for the fourth quarter of 2003 of $27.4 million, or $3.34 per share, compared with net income for the fourth quarter of 2002 of $25.3 million, or $3.09 per share. Revenues for the fourth quarter of 2003 were $763.6 million, an increase of 13.5 percent, compared with $672.8 million for the fourth quarter of 2002.

     As previously announced, during the fourth quarter of 2003, NACCO Industries adopted Financial Accounting Standards Board Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” which will be retroactive to January 1, 2002. As a result of the adoption of FIN 46, the Company no longer consolidates the financial statements of three of North American Coal’s wholly owned subsidiaries: The Coteau Properties Company, The Falkirk Mining Company, and The Sabine Mining Company (collectively, the “project mines”). These project mines sell lignite coal at a formula price based on actual costs plus an agreed pre-tax profit per ton. These entities are capitalized primarily with debt financing which has been arranged and guaranteed by the project mines’ customers. The effect of deconsolidation is to decrease previously reported fourth-quarter and full year 2002 revenues by $65.1 million and $263.1 million, respectively, but to leave reported net income unchanged for each of these periods. The pre-tax earnings of the project mines are now included in one line on the statement of operations entitled “Earnings of unconsolidated project mining subsidiaries.” The assets and liabilities of the project mines are no longer consolidated, and the equity investment in the project mines is included on the line “Other Non-current assets” in the Company’s balance sheet. The Company’s net investment in these entities was $4.9 million at December 31, 2003 and 2002. Previously disclosed financial results for 2002 and the first three quarters of 2003 have been restated to reflect the adoption of FIN 46.
     Results for the fourth quarter of 2003 and 2002 include, respectively, a $1.8 million after-tax extraordinary gain and a $7.2 million after-tax extraordinary loss recorded by Bellaire Corporation, a wholly owned non-operating subsidiary, which manages ongoing liabilities related largely to the Company’s closed Eastern U.S. underground coal mines. These extraordinary items relate to adjustments to Bellaire’s estimated obligation to the United Mine Workers of America Combined Benefit Fund. The 2003 extraordinary gain is attributable to lower than estimated premium payments and number of assignees, along with adjustments to actual mortality rates as compared with previous estimates, resulting in a decrease in expected future obligations. The 2002 extraordinary loss was primarily the result of an unfavorable U.S. Supreme Court ruling.
     On a comparable basis, income before extraordinary gain (loss) for NACCO Industries for the fourth quarter of 2003 was $25.6 million, or $3.12 per share, compared with $32.5 million, or $3.97 per share for the fourth quarter of 2002.
     For the year ended December 31, 2003, the Company reported net income of $52.8 million, or $6.44 per share, compared with net income of $42.4 million, or $5.17 per share, for the year ended December 31, 2002. Full year net income for 2003 included the extraordinary gain previously discussed, as well as a net benefit of $1.2 million, or $0.15 per share, for the cumulative effect of a change in accounting for mine-closing obligations recognized in the first quarter of 2003 as a result of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” Revenues for 2003 were $2.5 billion compared with $2.3 billion for 2002.
     On a year-over-year comparable basis, income before extraordinary gain (loss) and cumulative effect of accounting change for the year ended December 31, 2003 was $49.8 million, or $6.07 per share, compared with $49.6 million, or $6.05 per share in 2002.
     For the 2003 full year, NACCO Industries generated consolidated cash flow before financing activities of $80.5 million, which was comprised of net cash provided by operating activities of $123.3 million less net cash used for investing activities of $42.8 million. For the 2002 full year, consolidated cash flow before financing activities was $131.0 million, which was comprised of net cash provided by operating activities of $149.2 million less net cash used for investing activities of $18.2 million.

Discussion of Results

NMHG Wholesale — 2003 Fourth Quarter

     NMHG Wholesale reported net income of $9.8 million for the fourth quarter of 2003 on revenues of $478.0 million, compared with net income of $12.6 million on revenues of $399.0 million for the fourth quarter of 2002.

     Revenues increased 20 percent in the fourth quarter of 2003 compared with the fourth quarter of 2002 primarily due to increased unit volumes in most markets, principally in the Americas as a result of the gradual U.S. economic recovery. Also contributing to this increase were favorable foreign currency movements and increased parts sales in the Americas and Europe. Lift truck shipments increased 10 percent to 19,830 units in the fourth quarter of 2003 compared with 18,032 units in the fourth quarter of 2002. NMHG Wholesale’s worldwide backlog increased to 19,100 units at December 31, 2003 compared with 18,800 units at December 31, 2002 and decreased from 20,100 units at September 30, 2003.
     The decrease in net income is attributable to several factors. Operating results benefited from the effects of increases in revenues, as well as a shift in mix to parts and higher-margin lift trucks. In addition, prior year operating results included a $12.5 million, or $8.0 million after a tax benefit of $4.5 million, restructuring charge related to the Lenoir, North Carolina and Irvine, Scotland facilities. These items were more than offset by unfavorable foreign currency movements of approximately $10.6 million, or $6.9 million after a tax benefit of $3.7 million; the occurrence of $2.3 million, or $1.5 million after a tax benefit of $0.8 million, of additional but expected costs for the previously announced manufacturing restructuring programs; and increased marketing and employee costs. Prior year results benefited from the recognition of a $4.2 million after-tax settlement related to the favorable resolution of a tax transfer-pricing audit and an award for anti-dumping orders on imports, neither of which recurred in 2003.

NMHG Wholesale — 2003 Full Year

     For the year ended December 31, 2003, NMHG Wholesale reported slightly improved net income of $22.4 million on revenues of $1.6 billion, compared with net income of $21.5 million on revenues of $1.4 billion for the year ended December 31, 2002.

     The increase in revenues for the 2003 full year compared with the 2002 full year was driven by increased unit volumes in all markets, favorable currency movements and a shift in mix to higher-priced lift trucks in the Americas and Europe. Lift truck shipments in 2003 increased to 70,406 compared with 64,437 in 2002.

     Net income improved for the 2003 full year compared with 2002 as a result of increased volumes and a shift in mix to parts and higher-margin lift trucks, which were mostly offset by unfavorable currency effects of approximately $17.9 million, or $11.6 million after a tax benefit of $6.3 million, increased program spending in product development and marketing, and increased employee-related expenses. Furthermore, additional but expected costs in 2003 for the previously announced restructuring programs more than offset the net favorable effect of the restructuring charge, losses on interest rate swap agreements, the anti-dumping award and favorable tax benefits incurred in 2002.

NMHG Wholesale — Outlook

     In 2004, NMHG expects further modest strengthening of global lift truck markets. High product development and introduction costs are expected to continue, while manufacturing restructuring costs are anticipated to decline. Cost pressures may lead to supplier price increases. Also, if the strength of the British Pound Sterling, Euro and Japanese Yen continue, costs are expected to increase. Consequently, the company may need to consider the advisability of price increases.

NMHG Retail — 2003 Fourth Quarter

     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and wholly owned retail dealerships, reported a net loss for the fourth quarter of 2003 of $5.0 million compared with a net loss of $2.6 million for the fourth quarter of 2002. Revenues increased seven percent to $46.3 million for the quarter ended December 31, 2003 from $43.3 million for the quarter ended December 31, 2002. Revenues increased primarily as a result of favorable foreign currency translations of Europe and Asia-Pacific sales, largely offset by the effects of the disposition in January 2003 of the Americas’ only owned retail dealership.

     The increase in net loss is the result of increased repairs and maintenance expenditures associated with rental contracts in Asia-Pacific and Europe, margin pressures on used lift trucks and increased operating costs primarily related to realignment of back office functions in Europe. In addition, during the fourth quarter of 2002, NMHG Retail realized a loss at the Americas’ retail dealership, which did not recur in 2003 since the dealer was sold in January 2003.

NMHG Retail — 2003 Full Year

     For the 2003 full year, NMHG Retail reported a lower net loss of $6.0 million compared with a net loss of $9.2 million in 2002. The lower net loss was primarily attributed to the benefits realized from prior dispositions of unprofitable dealerships and improved net income in Asia-Pacific as a result of focused cost control measures and a favorable tax benefit realized in the third quarter of 2003. European retail operating results in 2003 declined from 2002 as a result of increased operating costs, partially offsetting the favorable results from operations in Asia-Pacific.

     Revenues for 2003 decreased to $162.6 million from $172.2 million in 2002 primarily as a result of the disposition in January 2003 of the Americas’ operations, offset by favorable foreign currency movements and increased sales volumes in Europe and Asia-Pacific.

NMHG Retail — Outlook

     NMHG Retail expects to continue the programs it began in 2002 to improve the performance of its wholly owned dealerships in 2004 as part of its objective to achieve and sustain at least break-even results.

NMHG Consolidated

     For the 2003 full year, NACCO Materials Handling Group generated consolidated cash flow before financing activities of $39.0 million, which was comprised of net cash provided by operating activities of $50.1 million less net cash used for investing activities of $11.1 million. For the 2002 full year, consolidated cash flow before financing activities was $64.8 million, which was comprised of net cash provided by operating activities of $72.1 million less net cash used for investing activities of $7.3 million.

NACCO Housewares Group — 2003 Fourth Quarter

     NACCO Housewares Group, which includes NACCO’s Hamilton BeachtProctor-Silex and Kitchen Collection subsidiaries, reported improved net income of $16.2 million for the fourth quarter of 2003 on revenues of $213.2 million, compared with net income of $15.6 million for the fourth quarter of 2002 on revenues of $205.8 million despite very weak housewares and factory outlet mall markets.

     Revenues at Hamilton BeachtProctor-Silex increased in the fourth quarter of 2003, compared with the fourth quarter of 2002, primarily due to increased sales volume as a result of favorable Hamilton BeachtProctor-Silex sales and placements at U.S. retailers.
     Kitchen Collection revenues in the fourth quarter of 2003 were essentially flat between years. The number of Kitchen Collection stores increased to 180 stores at December 31, 2003 from 173 stores at December 31, 2002.
     Net income at NACCO Housewares Group improved in the fourth quarter of 2003, compared with the fourth quarter of 2002 mainly as a result of increased sales volumes and improved margins at Hamilton BeachtProctor-Silex. These favorable items were offset by increased shipping costs for product shipped from China and increased employee-related costs at Hamilton BeachtProctor-Silex.

NACCO Housewares Group — 2003 Full Year

     For the 2003 full year, NACCO Housewares Group reported improved net income of $19.5 million on lower revenues of $598.7 million compared with net income of $17.8 million on revenues of $610.3 million in 2002.

     Revenues declined in 2003, compared with 2002, primarily as a result of weak housewares and factory outlet mall markets, particularly in the first three quarters of the year.

     The Housewares Group’s increased net income for 2003 was attributable to a shift in sales mix to higher-margin products and continued emphasis on cost reduction and profit improvement programs, combined with favorable exchange rates. These items were partially offset by increased shipping costs. Additionally at Hamilton BeachtProctor-Silex, the net effect of pre-petition bankruptcy receivables written off for various customers in 2002 exceeded those written off in 2003 by $1.7 million, or $1.1 million after a tax benefit of $0.6 million. At Kitchen Collection, low profitability due to slow retail sales during the first three quarters of 2003 more than offset the fourth quarter’s improved profitability.

     During 2003, NACCO Housewares Group generated cash flow before financing activities of $35.4 million, which was comprised of net cash provided by operating activities of $41.2 million less net cash used for investing activities of $5.8 million. For the 2002 full year, cash flow before financing activities was $48.8 million, which was comprised of net cash provided by operating activities of $52.0 million less net cash used for investing activities of $3.2 million.

NACCO Housewares Group — Outlook

     NACCO Housewares Group is cautiously optimistic that markets for consumer goods will improve in 2004 compared with 2003.

     Hamilton BeachtProctor-Silex continues programs begun in earlier years and currently under development which are designed to continue to reduce operating costs and enhance manufacturing efficiencies. Also, Hamilton BeachtProctor-Silex is planning a broad range of new product introductions which it hopes will improve revenues in 2004. Hamilton BeachtProctor-Silex will be introducing the Hamilton Beach® Eclectrics™ line of electric appliances designed for high-end retail customers. In addition, the Company is introducing the Traditions™ by Proctor-Silex® brand, an entry level line of electric appliances focused on the most price-conscious consumer. The company is hopeful that the continued strong sales of the Hamilton Beach® Brewstation™ coffeemaker will continue.
     Kitchen Collection expects to continue programs to enhance its merchandise mix, close non-performing stores and prudently open new stores, expand Internet sales, expand offerings of private label lines, including Hamilton Beach® and Proctor-Silex®-branded non-electric products, and aggressively manage costs.

North American Coal — 2003 Fourth Quarter

     North American Coal’s net income for the fourth quarter of 2003 was $4.0 million compared with $5.3 million for the fourth quarter of 2002. Lignite coal deliveries for the Company’s consolidated mines totaled 2.0 million tons during the fourth quarter of 2003 and the fourth quarter of 2002. The Company’s unconsolidated project mines delivered 7.1 million tons of lignite coal during the fourth quarter of 2003 compared with 7.3 million tons delivered in the fourth quarter of 2002. North American Coal’s Florida dragline operations delivered 3.3 million cubic yards of limerock in the fourth quarter of 2003 compared with deliveries of 2.7 million cubic yards in the same period of 2002. The increase in limerock deliveries was due to a new dragline operation which began production during the fourth quarter of 2003.

     Results in the fourth quarter of 2003 were lower than the fourth quarter of 2002 due to North American Coal’s receipt in the fourth quarter of 2002 of its final liquidated damage settlement payment of $2.5 million, or $1.6 million after a tax benefit of $0.9 million, related to the delayed startup of the customer’s power plant at the Mississippi Lignite Mining Company. The effect of this payment was not offset in 2003 by net income attributable to increased lignite coal deliveries at Mississippi Lignite Mining Company since the mine, now at full production, began recognizing depreciation, depletion and amortization expenses on its production assets. The benefit from increased deliveries at Mississippi Lignite Mining Company was also offset by increased repairs and maintenance costs, specifically related to continued heavy use of older equipment at North American Coal’s San Miguel Lignite Mining Operations. Net income in 2002 also included a $2.0 million favorable tax adjustment, offset by a $3.0 million charge, or $1.9 million after a tax benefit of $1.1 million, for the write-off of an investment in undeveloped reserves.

North American Coal — 2003 Full Year

     Full year net income for 2003 was $14.3 million compared with $19.6 million during 2002. These results included a charge for the cumulative effect of an accounting change of $1.3 million recognized in the first quarter of 2003 as a result of the adoption of SFAS No. 143. For the 2003 full year, North American Coal’s income before the cumulative effect of an accounting change was $15.6 million compared with $19.6 million for 2002.

     Lignite coal deliveries for the Company’s consolidated mines increased to 7.4 million tons for 2003 compared with 6.8 million tons of lignite coal delivered during 2002. The Company’s unconsolidated project mines delivered 28.1 million tons of lignite coal during 2003 compared with 27.4 million tons delivered in 2002. The Mississippi Lignite Mining Company had its first full year of production in 2003, delivering 28 percent more tons than in 2002, and increased customer requirements at The Falkirk Mining Company and The Sabine Mining Company led to record deliveries during 2003. North American Coal’s Florida dragline operations delivered 11.0 million cubic yards of limerock during 2003 compared with 10.6 million cubic yards of limerock during 2002 due to the start up of a second limerock operation during the fourth quarter of 2003.
     Offsetting the improved profit from increased production were losses at the Company’s San Miguel Lignite Mining Operations as a result of a six percent decrease in lignite tons delivered, increased operating expenses, particularly equipment lease costs, diesel fuel cost increases and higher repairs and maintenance expenses primarily attributable to an aging fleet of equipment.
     In addition, during 2002, the Mississippi Lignite Mining Company received $5.8 million, or $3.8 million after a tax benefit of $2.0 million, of liquidated damage payments, a $2.0 million favorable tax adjustment, and a gain of $1.4 million, or $0.9 million after a tax benefit of $0.5 million, on the sale of undeveloped Eastern underground coal reserves that did not recur during 2003. These 2002 favorable items were partially offset by the $3.0 million, or $1.9 million after a tax benefit of $1.1 million, investment write-off in 2002 previously discussed.
     For the 2003 full year, North American Coal generated cash flow before financing activities of $11.3 million, which was comprised of net cash provided by operating activities of $37.3 million less net cash used for investing activities of $26.0 million. For the 2002 full year, cash flow before financing activities was $29.4 million, which was comprised of net cash provided by operating activities of $36.3 million less net cash used for investing activities of $6.9 million. In 2003, the Company refinanced $15.8 million of equipment previously financed under operating leases with collateralized debt.

North American Coal — Outlook

     North American Coal anticipates increased lignite coal deliveries in 2004, primarily from the Mississippi Lignite Mining Company. Operating efficiencies are also expected to improve at the Mississippi Lignite Mining Company as these operations mature. The San Miguel Lignite Mining Operations are expected to continue to incur high maintenance costs, however, contract provisions under negotiation are expected to improve the mine’s operating results, with the greatest benefit occurring in 2006 and 2007. In 2004, royalty income is expected to increase.

     In the first quarter of 2003, North American Coal entered into a new limerock mining contract which calls for minimum deliveries of 3.0 million cubic yards annually. This operation commenced mining during the fourth quarter of 2003 and is expected to deliver improved results during 2004, its first full year of production. In January 2004, North American Coal entered into a mining services agreement with Rinker Materials of Florida, Inc. (“Rinker”) to provide limerock dragline mining services at Rinker’s Quarry near Ft. Myers, Florida. Operations are expected to commence in the second quarter of 2004. North American Coal expects to continue its efforts to develop other new domestic mining projects.

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     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, February 19, 2004, at 11:00 a.m. eastern time. The call may be accessed by dialing (800) 915-4836 or over the Internet through NACCO Industries’ Web site at www.nacco.com or at www.ccbn.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. The online archive of the broadcast will be available for 72 hours on the NACCO Web site.

     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit have been included. This after-tax amount may be considered a non-GAAP measure in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss).
     The statements contained in the news release that are not historical facts are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NACCO Materials Handling Group (“NMHG”): (1) changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or changes in costs of raw materials or sourced products and labor, (4) delays in manufacturing and delivery schedules, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) product liability or other litigation, warranty claims or returns of products, (7) delays in or increased costs of restructuring programs, (8) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement initiatives, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) acquisitions and/or dispositions of dealerships by NMHG,

(11) changes mandated by federal and state regulation including health, safety or environmental legislation and (12) the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton BeachtProctor-Silex buys, operates and/or sells products, (6) product liability, regulatory actions or other litigation, warranty claims or returns of products, (7) increased competition, (8) customer acceptance of, changes in costs of, or delays in the development of new products, (9) weather conditions or other events that would affect the number of customers visiting Kitchen Collection stores and (10) the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.
     North American Coal: (1) weather conditions and other events that would change the level of customers’ fuel requirements, (2) weather or equipment problems that could affect lignite deliveries to customers, (3) changes in maintenance, fuel or other similar costs, (4) costs to pursue and develop new mining opportunities (5) the inability to reach a final agreement on contract negotiations with the customer at the San Miguel Lignite Mining Operations and (6) changes in the U.S. economy, in U.S. regulatory requirements or in the power industry that would affect demand for North American Coal’s reserves.

     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and lignite coal mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a full line of lift trucks and aftermarket parts marketed worldwide under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton BeachtProctor-Silex, Inc., a leading designer, manufacturer, importer and distributor of small electric appliances and home health care products, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power providers and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s web site at www.nacco.com.

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FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager-Finance
(440) 449-9669

CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS
NACCO INDUSTRIES, INC. AND SUBSIDIARIES

	(Unaudited) Three Months Ended December 31
		Restated for
		the adoption of	Deconsolidation	As Previously
		FIN No. 46*	of Project Mining	Reported
	2003	2002	Subsidiaries	2002
	(In millions, except per share data)
Total revenues	$763.6	$672.8	$(65.1)	$737.9

Gross profit	$149.4	$155.2	$(9.0)	$164.2

Earnings of unconsolidated project mining subsidiaries	$7.1	$6.2	$6.2	$—

Operating profit	$50.3	$47.9	$(4.2)	$52.1
Other income (expense)	(14.3)	(8.1)	4.2	(12.3)

Income before income taxes, minority interest and extraordinary gain (loss)	36.0	39.8	—	39.8
Income tax provision	10.1	7.6	—	7.6

Income before minority interest and extraordinary gain (loss)	25.9	32.2	—	32.2
Minority interest	(0.3)	0.3	—	0.3

Income before extraordinary gain (loss)	25.6	32.5	—	32.5
Extraordinary gain (loss), net-of-tax	1.8	(7.2)	—	(7.2)

Net income	$27.4	$25.3	$—	$25.3

Earnings before extraordinary gain (loss) per share	$3.12	$3.97	$—	$3.97
Extraordinary gain (loss), net-of-tax	0.22	(0.88)	—	(0.88)

Earnings per share	$3.34	$3.09	$—	$3.09

Cash dividends per share	$0.380	$0.245	$—	$0.245

Average shares outstanding	8.206	8.199	—	8.199

*	The Consolidated Financial Statements for 2002 and for the first, second and third quarters of 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS
NACCO INDUSTRIES, INC. AND SUBSIDIARIES

	Year Ended December 31
		Restated for
		the adoption of	Deconsolidation	As Previously
		FIN No. 46*	of Project Mining	Reported
	2003	2002	Subsidiaries	2002
	(In millions, except per share data)
Total revenues	$2,472.6	$2,285.0	$(263.1)	$2,548.1

Gross profit	$466.7	$454.8	$(45.5)	$500.3

Earnings of unconsolidated project mining subsidiaries	$31.7	$30.3	$30.3	$—

Operating profit	$117.2	$115.5	$(16.3)	$131.8
Other income (expense)	(52.2)	(55.8)	16.3	(72.1)

Income before income taxes, minority interest, extraordinary gain (loss) and cumulative effect of accounting change	65.0	59.7	—	59.7
Income tax provision	15.8	11.3	—	11.3

Income before minority interest, extraordinary gain (loss) and cumulative effect of accounting change	49.2	48.4	—	48.4
Minority interest	0.6	1.2	—	1.2

Income before extraordinary gain (loss) and cumulative effect of accounting change	49.8	49.6	—	49.6
Extraordinary gain (loss), net-of-tax	1.8	(7.2)	—	(7.2)
Cumulative effect of accounting change, net-of-tax	1.2	—	—	—

Net income	$52.8	$42.4	$—	$42.4

Earnings before extraordinary gain (loss) and cumulative effect of accounting change per share	$6.07	$6.05	$—	$6.05
Extraordinary gain (loss), net-of-tax	0.22	(0.88)	—	(0.88)
Cumulative effect of accounting change, net-of-tax	0.15	—	—	—

Earnings per share	$6.44	$5.17	$—	$5.17

Cash dividends per share	$1.260	$0.970	$—	$0.970

Average shares outstanding	8.204	8.198	—	8.198

*	The Consolidated Financial Statements for 2002 and for the first, second and third quarters of 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS
NACCO INDUSTRIES, INC. AND SUBSIDIARIES

	(Unaudited) Three Months Ended December 31
		Restated for	Deconsolidation
		the adoption of	of Project	As Previously
		FIN No. 46*	Mining	Reported
	2003	2002	Subsidiaries	2002
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$478.0	$399.0	$—	$399.0
NACCO Materials Handling Group Retail (incl. elims.)	46.3	43.3	—	43.3

NACCO Materials Handling Group	524.3	442.3	—	442.3
NACCO Housewares Group	213.2	205.8	—	205.8
North American Coal	26.0	24.7	(65.1)	89.8
NACCO and Other	0.1	—	—	—

	763.6	672.8	(65.1)	737.9
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	6.6	6.8	—	6.8
NACCO Materials Handling Group Retail (incl. elims.)	4.9	4.3	—	4.3

NACCO Materials Handling Group	11.5	11.1	—	11.1
NACCO Housewares Group	3.1	3.4	—	3.4
North American Coal	3.2	2.3	(7.4)	9.7
NACCO and Other	—	—	—	—

	17.8	16.8	(7.4)	24.2
Operating profit (loss)
NACCO Materials Handling Group Wholesale	19.2	14.6	—	14.6
NACCO Materials Handling Group Retail (incl. elims.)	(4.5)	(0.8)	—	(0.8)

NACCO Materials Handling Group	14.7	13.8	—	13.8
NACCO Housewares Group	30.0	29.8	—	29.8
North American Coal	6.2	6.4	(4.2)	10.6
NACCO and Other	(0.6)	(2.1)	—	(2.1)

	50.3	47.9	(4.2)	52.1
Other income (expense)
NACCO Materials Handling Group Wholesale	(5.3)	(3.9)	—	(3.9)
NACCO Materials Handling Group Retail (incl. elims.)	(2.7)	0.8	—	0.8

NACCO Materials Handling Group	(8.0)	(3.1)	—	(3.1)
NACCO Housewares Group	(3.3)	(3.5)	—	(3.5)
North American Coal	(2.2)	(2.6)	4.2	(6.8)
NACCO and Other	(0.8)	1.1	—	1.1

	(14.3)	(8.1)	4.2	(12.3)
Income (loss) before extraordinary gain (loss)
NACCO Materials Handling Group Wholesale	9.8	12.6	—	12.6
NACCO Materials Handling Group Retail (incl. elims.)	(5.0)	(2.6)	—	(2.6)

NACCO Materials Handling Group	4.8	10.0	—	10.0
NACCO Housewares Group	16.2	15.6	—	15.6
North American Coal	4.0	5.3	—	5.3
NACCO and Other	0.6	1.6	—	1.6

	25.6	32.5	—	32.5
Extraordinary gain (loss), net of $1.0 tax expense in 2003 and net of ($3.9) tax benefit in 2002	1.8	(7.2)	—	(7.2)

Net income	$27.4	$25.3	$—	$25.3

*	The Consolidated Financial Statements for 2002 and for the first, second and third quarters of 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS
NACCO INDUSTRIES, INC. AND SUBSIDIARIES

	Year Ended December 31
		Restated for	Deconsolidation
		the adoption of	of Project	As Previously
		FIN No. 46*	Mining	Reported
	2003	2002	Subsidiaries	2002
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$1,617.0	$1,416.2	$—	$1,416.2
NACCO Materials Handling Group Retail (incl. elims.)	162.6	172.2	—	172.2

NACCO Materials Handling Group	1,779.6	1,588.4	—	1,588.4
NACCO Housewares Group	598.7	610.3	—	610.3
North American Coal	94.1	86.2	(263.1)	349.3
NACCO and Other	0.2	0.1	—	0.1

	2,472.6	2,285.0	(263.1)	2,548.1
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	26.2	29.4	—	29.4
NACCO Materials Handling Group Retail (incl. elims.)	17.9	18.3	—	18.3

NACCO Materials Handling Group	44.1	47.7	—	47.7
NACCO Housewares Group	12.7	13.9	—	13.9
North American Coal	11.5	8.5	(29.7)	38.2
NACCO and Other	0.1	0.1	—	0.1

	68.4	70.2	(29.7)	99.9
Operating profit (loss)
NACCO Materials Handling Group Wholesale	55.5	48.9	—	48.9
NACCO Materials Handling Group Retail (incl. elims.)	(6.7)	(3.2)	—	(3.2)

NACCO Materials Handling Group	48.8	45.7	—	45.7
NACCO Housewares Group	42.0	40.9	—	40.9
North American Coal	27.4	33.8	(16.3)	50.1
NACCO and Other	(1.0)	(4.9)	—	(4.9)

	117.2	115.5	(16.3)	131.8
Other income (expense)
NACCO Materials Handling Group Wholesale	(25.0)	(29.4)	—	(29.4)
NACCO Materials Handling Group Retail (incl. elims.)	(6.2)	(6.5)	—	(6.5)

NACCO Materials Handling Group	(31.2)	(35.9)	—	(35.9)
NACCO Housewares Group	(9.8)	(10.9)	—	(10.9)
North American Coal	(9.1)	(12.0)	16.3	(28.3)
NACCO and Other	(2.1)	3.0	—	3.0

	(52.2)	(55.8)	16.3	(72.1)
Income (loss) before extraordinary gain (loss) and cumulative effect of accounting change
NACCO Materials Handling Group Wholesale	22.4	21.5	—	21.5
NACCO Materials Handling Group Retail (incl. elims.)	(6.0)	(9.2)	—	(9.2)

NACCO Materials Handling Group	16.4	12.3	—	12.3
NACCO Housewares Group	19.5	17.8	—	17.8
North American Coal	15.6	19.6	—	19.6
NACCO and Other	(1.7)	(0.1)	—	(0.1)

	49.8	49.6	—	49.6
Extraordinary gain (loss), net of $1.0 tax expense in 2003 and net of ($3.9) tax benefit in 2002	1.8	(7.2)	—	(7.2)
Cumulative effect of accounting change, net of $0.7 tax expense	1.2	—	—	—

Net income	$52.8	$42.4	$—	$42.4

*	The Consolidated Financial Statements for 2002 and for the first, second and third quarters of 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

SELECTED FINANCIAL INFORMATION
NMHG HOLDING CO.*
(in millions)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2003	2002	2003	2002
Detail of other income (expense):
Interest expense	$(9.2)	$(9.4)	$(35.1)	$(33.9)
Interest income	0.8	1.8	2.8	3.4
Loss on interest rate swap agreements	(0.4)	(0.8)	(1.5)	(5.7)
Income from unconsolidated affiliates	1.2	1.6	3.6	0.5
Other income (expense) — net	(0.4)	3.7	(1.0)	(0.2)

Total other income (expense)	$(8.0)	$(3.1)	$(31.2)	$(35.9)

Capital expenditures	$9.2	$4.0	$27.6	$16.1

	December 31	December 31
	2003	2002
Cash and cash equivalents	$61.3	$54.9

Debt
Senior notes	$247.5	$247.1
Revolving credit agreements	17.1	31.3
Capital lease agreements and other debt	43.1	46.4

Total debt	$307.7	$324.8

Stockholder’s equity	$424.8	$382.3

* NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc., issued $250.0 million of 10% Senior Notes, on May 9, 2002 which are registered with the SEC.